EX 99.28(d)(255)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson National Asset Management, LLC
and
Standard & Poor’s Investment Advisory Services LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Standard & Poor’s Investment Advisory Services LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 31st day of January 2001, and Amended and Restated effective as of the 1st day of December, 2012 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Advisor a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to fee reductions for the funds sub-advised by the Sub-Adviser under the Agreement.

Whereas, in order to reflect these fee reductions, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2013, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of November 30, 2012, effective as of January 1, 2013.

Jackson national asset		Standard & Poor’s
Management, llc		Investment Advisory Services LLC

By:	/s/ Mark D. Nerud	By:	/s/ W. Charlie Bassignani

Name:	Mark D. Nerud	Name:	W. Charlie Bassignani

Title:	President and CEO	Title:	President, SPIAS

Date:	November 30, 2012	Date:	11/14/2012

SCHEDULE B
January 1, 2013
 (Compensation)

Funds
Group 1:
JNL/S&P Managed Growth Fund
JNL/S&P Managed Conservative Fund
JNL/S&P Managed Moderate Growth Fund
JNL/S&P Managed Moderate Fund
JNL/S&P Managed Aggressive Growth Fund
Assets	Annual Rate
Effective January 1, 2013:
$0 to $8 Billion Over $8 Billion	0.02% 0.01%
The assets of the funds are aggregated for purposes of calculating the sub-advisory fee.

Group 2:
JNL/S&P Competitive Advantage Fund
JNL/S&P Dividend Income & Growth Fund
JNL/S&P Intrinsic Value Fund
JNL/S&P Total Yield Fund
Assets	Annual Rate
Effective January 1, 2013:
$0 to $1Billion Next $2 Billion Over $3 Billion	0.08% 0.07% 0.05%
The assets of the funds are aggregated for purposes of calculating the sub-advisory fee.

B-1